Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Robert A. Virtue, President
Douglas A. Virtue, Executive Vice President
Robert E. Dose, Chief Financial Officer
Virco Mfg. Corporation (310) 533-0474
Virco Announces First Quarter Results and Move to NASDAQ
Torrance, California — June 8, 2007 — Virco Mfg. Corporation (AMEX: VIR) today announced first quarter results and approval to list its common stock on the Nasdaq Global Market in the following letter to shareholders from Robert A. Virtue, President and CEO:
The increasingly seasonal nature of our business was reflected in this year’s first quarter results. Revenue declined almost 10%, from $34,515,000 to $31,112,000 compared to the same quarter last year. Gross margin improved sufficiently to offset the revenue decline, resulting in a slightly smaller operating loss of $2,980,000 compared to $3,267,000. Despite the first quarter drop in revenue, demand for our products continued to grow. Especially this year, first quarter construction-related shipping restrictions give a misleading impression of overall demand for our products and services. A better measure is the combination of actual shipments plus backlog, which at the end of April was 3.5% ahead of last year. By the end of May this figure had grown to 8.8%, reflecting strong incoming orders combined with even greater seasonal compression. Here are the numbers:

	Three Months Ended
	4/30/2007	4/30/2006
	(In thousands, except share data)
Sales	$31,122	$34,515
Cost of sales	19,572	23,021

Gross margin	11,550	11,494
Selling, general, administrative & interest	14,530	14,761

Loss before taxes	(2,980)	(3,267)
Income tax provision	—	—

Net loss	$(2,980)	$(3,267)

Net loss per share - basic (a)	$(0.21)	$(0.25)
Weighted average shares outstanding - basic	14,380	13,137

(a)	Net loss per share was calculated based on basic shares outstanding due to the anti-dilutive effect on the inclusion of common stock equivalent shares.

	4/30/2007	1/31/2007	4/30/2006

Current assets	$70,150	$60,032	$71,681
Non-current assets	55,522	56,245	61,131
Current liabilities	32,379	37,038	41,799
Non-current liabilities	47,285	30,361	54,639
Stockholders’ equity	46,008	48,878	36,374

As discussed in prior reports, a return to profitability has allowed us to manage this compression by operating our factories at a more level rate. Level production yields a number of benefits, including better efficiency, better quality, and improved predictability regarding margins on summer shipments. Inventory built during the off-season effectively functions as a hedge against mid-year raw material increases, giving us known costs and known pricing for a summer backlog that continues to grow. We believe the potential leverage of these factors will be strong enough to generate improved earnings through the second quarter.
We’re most encouraged by the apparent momentum of Equipment for Educators™, our integrated market development initiative. If present trends continue, 2007 could mark a return to unit volume growth. This continues to be one of our highest priorities because we view it as a key indicator of overall market strength.
We have a number of new products scheduled for release later this year that have the potential to further expand unit volume by reaching into market segments and/or price points we’re not currently serving. As with all of our recent new products, these have been developed internally at very low cost. We continue to believe this model offers the best return on invested capital by filling the available capacity in our factories with efficient-to-build, value-added designs.
We’re also pleased to report that Virco’s application to list its common stock on the Nasdaq Global Market has been approved. We expect our common stock to begin trading on the Nasdaq Global Market on or about June 20, 2007, under the new symbol “VIRC”. Until then, Virco’s common stock will continue trading on the American Stock Exchange under the current symbol, “VIR”. We believe the momentum of revenue and earnings growth combined with the higher visibility offered by the Nasdaq Global Market will be favorable for investors.
This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding: new business strategies; the cost and availability of steel and other raw materials; the continuing impact of our Assemble-to-Ship and Equipment for Educators programs on earnings; market demand and acceptance of new products; development of new distribution channels; pricing; seasonality; and the listing of Virco common stock on the Nasdaq Global Market. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those which are anticipated. Such factors include, but are not limited to: changes in general economic conditions including raw material, energy and freight costs; the seasonality of our markets; the markets for school and office furniture generally; the specific markets and customers with which we conduct our principal business; and the response of competitors to our price increases. See our Annual Report on Form-10K for year ended January 31, 2007, and other materials filed with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.

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